Exhibit 10.1

               NOVELIS APPOINTS NEW INDEPENDENT DIRECTORS TO BOARD

    ATLANTA, Dec. 26 /PRNewswire-FirstCall/ -- Novelis Inc. (NYSE: NVL)
(TSX: NVL) today announced that it has appointed two new independent directors, Patrick J. Monahan and Sheldon Plener, to its Board of Directors. Mr. Monahan is Dean of the Osgoode Hall Law School of York University, Toronto. Mr. Plener is a senior partner with the Toronto law firm of Cassels Brock & Blackwell LLP.

    The appointments take effect immediately and will continue until Novelis' annual meeting in 2007. These appointments bring the current number of Board members to 13.

    Patrick Monahan has been a Professor of Law at Osgoode Hall Law School since 1982 and was appointed Dean in 2003. Additionally, he is an Affiliated Scholar with Davies Ward Phillips & Vineberg LLP, providing legal advice and opinions to leading Canadian corporations and private sector organizations. He is also a member of the Board of Governors of the Law Commission of Ontario. Mr. Monahan holds a Master of Laws degree from Harvard University and a Bachelor of Laws degree from Osgoode Hall Law School, as well as a Master of Arts degree from Carleton University and a Bachelor of Arts from the University of Ottawa.

    Sheldon Plener joined Cassels Brock & Blackwell in 1978 and became a partner in 1983 in the Business Law Practice Group. He is currently a member of the firm's Executive Committee and Chair of its Audit Committee, and has been lead counsel to public and private clients in a broad range of industries. He is also a director of Biovail Corporation, the largest publicly traded pharmaceutical company in Canada, and serves as Chair of its Risk and Compliance Committee. As well, Mr. Plener is an Alternate National Hockey League Governor representing the Ottawa Senators Hockey Team and is counsel to Ronald McDonald House Toronto and the Canadian Breast Cancer Foundation.

    "These gentlemen will be outstanding additions to our Board with their wide breadth of legal and corporate experience," said William T. Monahan, Chairman of the Board and Interim Chief Executive Officer. "They also provide strong Canadian representation for our Canada-based company."

    Novelis is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries and has approximately 12,500 employees. Novelis has the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, the Company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit www.novelis.com.

SOURCE  Novelis Inc.
    -0-                             12/26/2006
    /CONTACT: Charles Belbin, +1-404-814-4260, or charles.belbin@novelis.com, or Eric Harris, +1-404-814-4304, or eric.harris@novelis.com, both of Novelis Inc./
    /Web site:  http://www.novelis.com /
    (NVL)